UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2005

ALEXANDRIA REAL ESTATE EQUITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

135 North Los Robles Avenue, Suite 250 Pasadena, California		91101
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (626) 578-0777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01          Entry into a Material Definitive Agreement

On March 29, 2005, Alexandria Real Estate Equities, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. (the “Underwriter”) in connection with the sale of 1,250,000 shares of the Company’s common stock to the Underwriter at a purchase price of $62.51 per share, after deducting underwriting discounts. The Underwriter is offering the shares to the public at $63.35, and expects to deliver the shares to the purchasers on or about March 31, 2005.  The Company has granted the Underwriter a thirty-day option to purchase up to 187,500 additional shares of its common stock to cover over-allotments, which the Underwriter exercised in full on March 30, 2005.  All shares will be offered by the Company pursuant to an effective shelf registration statement on Form S-3 on file with the Securities and Exchange Commission.  In connection with the sale, the Company has filed a Prospectus Supplement dated March 29, 2005 and a Prospectus, dated September 3, 2004 with the Securities and Exchange Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended.  The Underwriting Agreement is attached hereto as Exhibit 1.1.

The net proceeds from the offering, including amounts from the exercise of the over-allotment option, and after deducting the underwriting discount is approximately $89.9 million, and will be used towards reducing the outstanding balance on the Company’s unsecured line of credit and for general corporate purposes.

The Underwriter has, from time to time, performed investment banking and financial advisory services for us, for which they have received customary fees and expenses.

Item 9.01          Financial Statements and Exhibits

(c)                                  Exhibits

1.1	Underwriting Agreement, dated March 29, 2005, between Alexandria Real Estate Equities, Inc. and Citigroup Global Markets Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Date:	March 30, 2005	By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Chief Financial Officer